Exhibit 10.1

APACHE CORPORATION
INCOME CONTINUANCE PLAN
(As Amended and Restated Effective as of July 29, 2019)
The Company desires to provide income continuance benefits to the following groups of its employees in case there is a change of control affecting the Company, for the reasons indicated:
(i)Those 40 years of age and older, a protected class under federal and state age discrimination laws, because it has been determined that they typically have more difficulty in finding new employment than younger persons;
(ii)Those who have been continuously employed by the Company for 10 years or more, because they have demonstrated their personal commitment to the success of the Company;
(iii)Those whose special skills, experience or potential justify their inclusion in order to acquire or retain their services; and
(iv)Those who are officers of the Company.
The Company adopted this Plan on January 10, 1986 in order to protect the income and other employee benefits of the Company’s Employees and in order to induce the Employees to remain in the employ of the Company for the ultimate benefit of the Company and its shareholders.

The Plan is intended to create a binding legal relationship between the Company and each Employee, and a copy of the Plan together with applicable conditions will be given to each Employee. It is also intended that this Plan comply with the requirements of Code §409A, and it shall be interpreted in this light.
Section 1.Definitions.
(a)    “Benefit Period” shall mean (i), for each officer of the Company, 24 months following such officer’s Termination Date and (ii), for all other eligible Employees, a period of time following such Employee’s Termination Date equal to half the number of months of his or her continuous service with the Company on his or her Termination Date, up to a maximum Benefit Period of 24 months for each Employee who is not an officer. If an Employee would receive less than 24 months under the preceding sentence, the Benefit Period may be extended for such Employee to a maximum of 24 months, if the Company concludes the extension is reasonably required in order to induce an individual to accept employment or in order to retain an existing employee.
(b)    “Change of Control” shall mean (i) any individual, entity, or group (including within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1(b), the following acquisitions shall not constitute a Change of Control: (I) any acquisition of Outstanding Company Common Stock or Outstanding Company Voting Securities directly from the Company that is approved by the Incumbent Board (defined below), (II) any acquisition of Outstanding Company Common Stock or Outstanding Company Voting Securities by the Company, (III) any acquisition of Outstanding Company Common Stock or Outstanding Company Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate thereof, or (IV) any acquisition of Outstanding Company Common Stock or Outstanding Company Voting Securities in a transaction that is part of a Business Combination that complies with Sections 1(b)(iii)(A), 1(b)(iii)(B), and 1(b)(iii)(C) below; (ii) individuals who, as of the date hereof, constitute the board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors; (iii) consummation of a reorganization, merger, statutory share exchange, or consolidation or similar transaction involving the Company, a sale or other disposition of all or substantially all of the assets of the Company (including by sale, reorganization, merger, statutory share exchange, or consolidation or similar transaction involving the shares of all or substantially all of the Company’s subsidiaries), or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination, and (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement and at the time of the action of the board of directors providing for such Business Combination; or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, (x) in the case of any item of compensation to which the foregoing definition would otherwise apply with the effect that the tax under Code §409A would apply or be imposed on such compensation, but where such tax would not apply or be imposed if the meaning of the term “Change of Control” met the requirements of Code §409A(a)(2)(A)(v), then the term “Change of Control” herein shall mean, but only with respect to the income so affected, a transaction, circumstance, or event that constitutes a “Change of Control” (as defined above) and that also constitutes a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), and (y) for purposes of the Apache Corporation Deferred Delivery Plan and any other Company or Company affiliate plan, arrangement, or agreement that incorporates the definition of “Change of Control” herein (except this Plan and the Company’s 2011 Omnibus Equity Compensation Plan and 2016 Omnibus Compensation Plan and the awards under any of them), if the “Change of Control” as set forth herein as of the 2019 Restatement Date would result in any item of compensation being subject to the tax under Code §409A but where such tax would not apply or be imposed if the meaning of the term “Change of Control” as in effect immediately prior to 2019 Restatement Date applied, then the definition of “Change of Control” as in effect immediately prior to the 2019 Restatement Date shall continue to apply to the Apache Corporation Deferred Delivery Plan and any other Company or Company affiliate plan, arrangement, or agreement that incorporates the definition of “Change of Control” herein (except this Plan and the Company’s 2011 Omnibus Equity Compensation Plan and 2016 Omnibus Compensation Plan and the awards thereunder). For the avoidance of doubt, subclause (y) of the immediately preceding sentence does not apply to this Plan or the Company’s 2011 Omnibus Equity Compensation Plan or 2016 Omnibus Compensation Plan or any awards under any of them.
(c)    “COBRA Premium” shall mean 100% of the applicable premium, as defined in Code §4980B(f)(4).
(d)    “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor. References to a particular section of the Code shall also refer to any successor section.
(e)    “Committee” shall mean the administrative committee provided for in Section 4.
(f)    “Company” shall mean Apache Corporation, a Delaware corporation, and any successor thereto.
(g)    “Effective Date” shall mean the date on which a Change of Control takes place.
(h)    “Employee” shall mean each regular exempt or non-exempt employee of the Company on the Effective Date or the Termination Date who:
(i)    is 40 years of age or older; or
(ii)    has been continuously employed by the Company for 10 years or more; or
(iii)    has been designated by the board of directors as having special skills, experience or potential which warrant extension of the Plan to them; or
(iv)    is an officer of the Company.
(i)    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor. References to a particular section of the ERISA shall also refer to any successor section.
(j)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor. References to a particular section of the Exchange Act shall also refer to any successor section.

(k)    “Executive Officer” shall mean an officer of the Company who has filed a Form 3, 4, or 5 as required by Section 16 of the Exchange Act within the 12 months preceding a Change of Control.
(l)    “Incumbent Board” shall have the meaning given such term in the definition of Change of Control.
(m)    “Lump Sum Payment” shall mean an amount equal to 12 times the applicable Executive Officer’s Monthly Compensation.
(n)    “Monthly Compensation” shall mean one-twelfth of the total of all cash compensation, including wages, salary, and any other incentive compensation, bonuses, commissions and non-salary and non-wage cash compensation, that was paid as consideration for the Employee’s services during the year immediately preceding the Termination Date, or that would have been so paid at the Employee’s usual rate of cash compensation if the Employee had worked a full year; provided, that for purposes of determining the amount of the Monthly Compensation with respect to bonuses, such bonuses shall be valued at the greater of (i) the target bonus for the year in which the Termination Date occurs or (ii) the average bonus paid to the Employee for each of the three years immediately preceding the year in which the Termination Date occurs; and provided further that cash compensation shall not include or be deemed or interpreted to include any cash settled stock awards or cash valued by reference to the publicly traded stock price of the Company or any of its subsidiaries, including, for the avoidance of doubt, cash paid under the Company’s long-term incentive plan. Notwithstanding the foregoing, to the extent that any element of compensation used in calculating Monthly Compensation is decreased with respect to an Employee after a Change of Control or within six months prior to a Change of Control, the amount of such element as in effect immediately prior to such decrease with respect to such Employee shall be used in such calculation.
(o)    “Participant” shall mean an Employee who has become entitled to the benefits under the Plan pursuant to Section 2.
(p)    “Plan” shall mean the Income Continuance Plan of the Company, as amended.
(q)    “Pro Rata Bonus” shall mean an amount equal to the annual bonus the applicable Employee would have received for the year in which the Separation from Service occurred, calculated as if he or she had not experienced such Separation from Service, with such amount prorated for the portion of the year in which such Separation from Service occurred.
(r)    “Retirement Plan Contribution Amount” means the amount of employer contributions that would have been made to the Company’s (or its successor’s) qualified retirement plans on the Employee’s behalf during the Benefit Period if the Employee had not experienced a Separation from Service, calculated as if the Employee’s compensation for such plan’s purposes and employee contributions thereto, if applicable, remained at the level as in effect immediately prior to the Termination Date.
(s)    “Separation from Service” and “Separate from Service” shall mean a separation from service within the meaning of Code §409A(a)(2)(A)(i). A Participant who has a Separation from Service “Separates from Service.” For purposes of this Plan, a Separation from Service occurs when the Company and the Participant both expect the Participant’s level of services to permanently drop by more than 50% from his or her average level of services during the preceding 36 months (or, if less, the duration of his or her employment with the Company).

(t)    “Specified Employee” shall have the same meaning as in Code §409A(a)(2)(B)(i) and is determined using the default rules contained in the regulations and other guidance of general applicability issued pursuant to Code §409A.
(u)    “Termination Date” shall mean:
(i)    If an Employee’s Separation from Service is involuntary, his or her Termination Date is the date on which an authorized written or oral statement is conveyed to the Employee indicating that the Employee’s employment is terminated; or
(ii)    If an Employee’s Separation from Service is voluntary, his or her Termination Date is the date on which the Employee delivers a written notice to the Company or its successor advising of termination of employment.
(v)    “2019 Restatement Date” shall mean the effective date of this amendment and restatement of the Plan.
Section 2.    Eligibility for Benefits.
The benefits described in this Plan shall come into effect only if the Employee is “terminated” on or within 24 months after the Change of Control. For this purpose, an Employee is considered “terminated” in the following circumstances.

(a)    Involuntary Termination. Each of the following three conditions is satisfied.

(i)    The Company or its successor terminates an Employee for any reason on or after the Change of Control.

(ii)    The termination constitutes a Separation from Service.

(iii)    The termination does not result from an act of the Employee that (A) constitutes common-law fraud, a felony, or a gross malfeasance of duty, and (B) is materially detrimental to the best interests of the Company or its successor.

(b)    Voluntary Termination with Cause. Either the facts and circumstances indicate that each of the following five conditions is satisfied or that the Participant’s termination is properly characterized as involuntary pursuant Treasury Regulation §1.409A-1(n)(2), other IRS guidance of general applicability, or an IRS private letter ruling applicable to the Participant.

(i)    The Employee Separates from Service of his or her own volition.

(ii)    The Employee’s Separation from Service occurs during the 24-month period beginning on the date of the Change of Control.

(iii)    One or more of the following conditions occurs without the Employee’s consent on or after the Change of Control:

(A)    There is a material diminution in the Employee’s base compensation, compared to his or her rate of base compensation on the date of the Change of Control.

(B)    There is a material diminution in the Employee’s authority, duties, or responsibilities.

(C)    There is a material diminution in the authority, duties, or responsibilities of the Employee’s supervisor, such as a requirement that the Employee (or his or her supervisor) report to a corporate officer or employee instead of reporting directly to the board of directors.

(D)    There is a material diminution in the budget over which the Employee retains authority.

(E)    There is a material change in the geographic location at which the Employee must perform his or her services, including, for example, the assignment of the Employee to a regular workplace that is more than 50 miles from his or her regular workplace on the date of the Change of Control.

(iv)    The Employee must notify the Company of the existence of one or more adverse conditions specified in paragraph (iii) within 90 days of the initial existence of the adverse condition. The notice must be provided in writing to the Company or its successor, attention: Vice President, Human Resources. The notice may be provided by personal delivery or it may be sent by email, inter-office mail, regular mail (whether or not certified), fax, or any similar method. The Company’s Vice President, Human Resources or his or her delegate shall acknowledge receipt of the notice within 5 business days; the acknowledgement shall be sent to the Employee by certified mail.
(v)    The Company does not remedy the adverse condition within 30 days of being notified of the adverse condition.
Section 3.    Benefits.
(a)    Monthly Compensation; Lump Sum Payment; Pro Rata Bonus; Retirement Plan Contribution Amount.
(i)    Timing of Payments, General. Except as provided for Specified Employees in paragraph (ii) or as reduced in paragraph (iii), each month the Participant will be paid his or her Monthly Compensation. The first payment of the Monthly Compensation will be made on the first 15th of the month that occurs after the Participant’s Separation from Service or as soon thereafter as is administratively practicable, and subsequent payments thereof will be made on the 15th of each succeeding month. The number of payments of Monthly Compensation the Participant receives is equal to the number of months in his or her Benefit Period. In addition, except as provided for Specified Employees in paragraph (ii) or as reduced in paragraph (iii), the Participant will also be paid his or her Pro Rata Bonus, Retirement Plan Contribution Amount, and, if and only if the Participant is an Executive Officer, the Lump Sum Payment. The Pro Rata Bonus, the Retirement Plan Contribution Amount, and, if applicable, the Lump Sum Payment shall be paid in a single lump sum in cash within 60 days after his or her Separation from Service.

(ii)    Exceptions for Specified Employees. This paragraph applies to the payments to a Participant who is a Specified Employee. The Specified Employee shall be paid as described in subsection (a)(i) with the following exceptions for his or her first six payments of Monthly Compensation and his or her Pro Rata Bonus, Retirement Plan Contribution Amount, and, if applicable, the Lump Sum Payment.
(A)    No Deferral of Compensation. The payments under this Plan generally cease to be subject to a substantial risk of forfeiture when the Participant Separates from Service. If the payments cease to be subject to a substantial risk of forfeiture in one year and the Participant Separates from Service on or before October 15 of that year, the first six payments of Monthly Compensation and the Pro Rata Bonus, the Retirement Plan Contribution Amount, and, if applicable, the Lump Sum Payment will be made at the times specified in subsection (a)(i). If the payments cease to be subject to a substantial risk of forfeiture in one year and the Participant Separates from Service after October 15 of that year, regular payments will be made at the times specified in subsection (a)(i) through February 15 in the year after the Separation from Service and the remainder of the first six payments of Monthly Compensation (and, if not already paid, the Pro Rata Bonus, the Retirement Plan Contribution Amount, and, if applicable, the Lump Sum Payment) will be paid on March 15 (or if March 15 is not a business day, the payment shall be made on the immediately preceding business day).
For example, if the Participant terminates on December 31, he or she will receive the regular payments of Monthly Compensation on January 15 and February 15 (along with the Pro Rata Bonus, the Retirement Plan Contribution Amount, and, if applicable, the Lump Sum Payment, within 60 days after December 31) and will receive four months’ worth of Monthly Compensation payments on March 15. His or her next payment of Monthly Compensation will be on July 15.
For purposes of Treasury Regulation §§ 1.409A-1(b)(4)(i)(F) and 1.409A-2(b)(2), each payment from this Plan is considered a separate payment.
(B)    Limited Payments during First Six Months. This subparagraph applies only if subparagraph (A) does not apply to the Specified Employee, such as when his or her benefits cease to be subject to a substantial risk of forfeiture in a year earlier than the year of his or her Separation from Service. Each month, the sum of (1) the monthly payment under this paragraph (ii) (which shall include the amount of the Pro Rata Bonus, the Retirement Plan Contribution Amount, and, if applicable, the Lump Sum Payment for the month in which each such amount is paid), (2) the amount of any gross-up under paragraphs (b)(iii) or (b)(iv), and (3) any payment from any other separation pay plan (other than those described in Treasury Regulation §1.409A-1(b)(9)(ii), (iv), or (v)) is limited to the lesser of one-third of the Participant’s annual compensation for the year preceding the year in which he or she Separated from Service or one-third of the annual limit in effect under Code §401(a)(17) for the calendar year containing the Separation from Service. For this purpose, “annual compensation” means the Participant’s annualized compensation based upon the annual rate of pay for services provided to the Company for the year preceding the year in which the Participant Separated from Service, adjusted for any increase during that year that was expected to continue indefinitely had the Participant not Separated from Service. If any monthly payments are limited by the foregoing, the reductions in each payment shall be aggregated and that exact sum shall be paid to the Specified Employee six months after his or her Separation from Service.
(iii)    Reduction in Payments. The payments described in this subsection shall be reduced by the amount of any severance pay required by foreign law.

(b)    Continued Health Coverage.
(i)    General. The Participant shall continue to be covered by the Company’s medical plan, dental plan, vision plan, and employee assistance program after Separating from Service for the number of months in his or her Benefit Period. The Participant and his or her family members may also be able to continue their coverage even after the Benefit Period ends, pursuant to the continuation coverage rules under those plans. The benefits offered during the Benefit Period shall contain at least one alternative that is at least as valuable as the benefits offered immediately before the Change of Control. In addition, the Participant shall have the same coverage options as are available to current employees of the Company. The Participant may change his or her coverage from one alternative to another, and may add or drop coverage for his or her dependents or spouse, subject to the same rules as a current employee of the Company.
(ii)    Premiums. The Company may not charge a Participant for coverage under the employee assistance program. The Company may charge a premium for coverage under the medical, dental, and vision plans, but the maximum premium for the alternative(s) that are at least as valuable as the benefits offered immediately before the Change of Control shall not exceed what was charged under the schedule of premiums that was in effect immediately before the Change of Control. For example, if the premium was $64 per month for employee-only coverage and $200 per month for family coverage on the date of the Change of Control, and a male Participant marries a woman with children two months into their Benefit Period, their premium will be $200 per month for the remainder of their Benefit Period for coverage that is at least as valuable as the family coverage benefits immediately before the Change of Control.
(iii)    Cafeteria Plan. Except as provided in paragraph (iv), the Company shall ensure that it maintains a cafeteria plan that allows each Participant in this Plan to reduce their pay described in subsection (a) to pay their share of the premiums for medical, dental, and vision coverage generally on a pre-tax basis. If the cafeteria plan fails one of its nondiscrimination tests, a highly-paid Participant’s supposedly pre-tax deductions from his or her pay will generally be included in his or her taxable income. In this case, the Company shall pay the Participant a gross-up so that the highly-paid Participant’s after-tax income equals what it would have if his or her deduction from his or her pay were made on a pre-tax basis.
(iv)    After-Tax Premiums. Each year, beginning with the year containing the Change of Control, the Committee shall determine whether each self-funded health plan is discriminatory. If a self-funded plan is discriminatory, each Participant who was a highly-compensated individual (within the meaning of Code §105(h)(5)) shall pay the COBRA Premium for coverage with after-tax deductions from his or her pay described in subsection (a), and for purposes of Code §105 a separate self-funded health plan shall be considered to have been established for such highly-compensated individuals for that year. If sufficient deductions were not properly withheld, the Participant is responsible for reimbursing the Company for the underwithholding. The Company shall pay a gross-up to each Participant who was a highly-compensated individual (within the meaning of Code §105(h)(5)) so that his or her after-tax income equals what it would have if he or she only had to pay the amount described in paragraph (ii) for coverage and this amount was withheld on a pre-tax basis from his or her pay. In addition, the Committee may project during a year whether a self-funded plan will be discriminatory, and pay a gross-up to each Participant who is expected to be a highly-compensated individual (within the meaning of Code §105(h)(5)) for that year so that his or her after-tax income equals what it would have if he or she only had to pay the amount described in paragraph (ii) for coverage and this amount were withheld on a pre-tax basis from his or her pay. To the extent that any insured plan is determined to be discriminatory pursuant to the Code or similar law (whether as a result of new guidance promulgated pursuant to the Patient Protection and Affordable Care Act of 2010, as amended, or otherwise), the foregoing in this paragraph (iv) shall apply with respect to such insured plan to the extent reasonably practicable.
(v)    Gross-Up. If a Participant receives a gross-up under paragraph (iii) or (iv), the gross-up shall be paid as quickly as possible and no later than the end of the calendar year following the calendar year in which the Participant’s right to the gross-up arose. However, if the gross-up is due to a tax audit or litigation addressing the existence or amount of a tax liability, the gross-up shall be paid as soon as administratively convenient after the litigation or audit is completed, and no later than the end of the calendar year following the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.
(c)    Continued Life Insurance. The Company shall continue to provide term- life insurance for each Participant until (i) the Participant stops paying the premiums or (ii) the Benefit Period expires. The amount of the available coverage shall be at least as much as was provided to the Participant on the date of the Change of Control. The Participant-paid portion of the premiums shall be no larger than the premiums charged to current employees of the Company who perform the same types of tasks, at the same level, as the Participant performed immediately before the Change of Control.
(d)    Legal Expenses.
(i)    Expenses That Are Not Subject to Code §409A. The Plan shall reimburse the Participant (or, if the Participant has died, his or her beneficiary, spouse, and dependents – collectively, the “claimant” in this subsection) for all reasonable expenses, including attorneys’ fees, that the claimant incurs before the end of the calendar year containing the second anniversary of the Participant’s Separation from Service and that are incurred in any dispute, claim, mediation, arbitration, or preceding and that are incurred to seek to enforce the claimant’s rights against the Company or its successor under this Plan, regardless of whether the action is successful and regardless of who commenced such dispute, claim, mediation, arbitration, or proceeding. The Plan shall reimburse the claimant as soon as practicable following claimant’s submission of third-party invoices for such expenses and no later than the end of the calendar year containing the third anniversary of the Participant’s Separation from Service.
(ii)    Expenses That Are Subject to Code §409A. The Plan shall reimburse the claimant for all reasonable expenses, including attorneys’ fees, that he or she incurs after the calendar year containing the second anniversary of the Participant’s Separation from Service and before the third anniversary of the Participant’s death and that are incurred in enforcing the claimant’s rights against the Company or its successor under this Plan, regardless of the whether the action is successful. All reimbursements and in-kind benefits provided under this Plan that are subject to Code §409A shall be made in accordance with the requirements of Code §409A, including, without limitation, where applicable, the requirement that (A) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (B) the reimbursement of eligible fees and expenses shall be made no later than the last day of the calendar year following the year in which the applicable fees and expenses were incurred; and (C) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(e)    Noncompliance with Code §409A. To the extent that the Company takes any action that causes a violation of Code §409A or fails to take reasonable actions required to comply with Code §409A, the Company shall pay an additional amount (the “gross-up”) to the individual(s) who are subject to the penalty tax under Code §409A(a)(1) that is sufficient to put him or her in the same after-tax position he or she would have been in had there been no violation of Code §409A. The Company shall not pay a gross-up if the cause of the violation of Code §409A is because the recipient failed to take reasonable actions (such as failing to timely provide the information required for tax withholding or failing to timely provide other information reasonably requested by the Committee - with the result that the delay in payment violates Code §409A). Any gross-up will be made as soon as administratively convenient after the Committee determines the gross-up is owed, and no later than the end of the calendar year immediately following the calendar year in which the additional taxes are remitted. However, if the gross-up is due to a tax audit or litigation addressing the existence or amount of a tax liability, the gross-up will be paid as soon as administratively convenient after the litigation or audit is completed, and no later than the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.
(f)    Death of Participant.
(i)    Payments to Beneficiary. If the Participant dies during the Benefit Period, his or her Beneficiary shall be paid all remaining payments under subsection (a), (d), and (e), on the same schedule as they would have been paid to the Participant had he or she lived. See subsection (g) for possible delays. The amount paid to the Beneficiary will be reduced by the cost of health coverage of the surviving spouse and dependents. If the Beneficiary dies before receiving all such payments, any remaining payments shall be paid to the Beneficiary’s estate.
(ii)    Health Coverage. If the Participant dies during the Benefit Period, his or her spouse and dependents shall continue to receive the benefits identified in subsection (b), at the price specified in subsection (b), for the remaining duration of the Benefit Period. A surviving spouse or dependent who is not covered by such plans when the Participant dies may elect to be covered by such plans whenever the Participant could have elected coverage for them had he or she not died. Any gross-up under subsection (b)(iii) or (b)(iv) shall be made to the surviving spouse, if any, and otherwise to the dependents. (See Section 9 for payments to a minor.)
(iii)    Beneficiary Designation. Each Participant shall designate one or more persons, trusts, or other entities as his or her Beneficiary to receive any amounts identified in paragraph (i). In the absence of an effective beneficiary designation as to part or all of a Participant’s interest in the Plan, such amount will be distributed to the Participant’s surviving spouse, if any, otherwise to the personal representative of the Participant’s estate.
(iv)    Special Rules for Spouses. A beneficiary designation may be changed by the Participant at any time and without the consent of any previously designated Beneficiary. However, if the Participant is married, his or her spouse will be his or her Beneficiary unless such spouse has consented to the designation of a different Beneficiary. To be effective, the spouse’s consent must be in writing, witnessed by a notary public, and filed with the Committee. If the Participant has designated his or her spouse as a primary or contingent Beneficiary, and the Participant and spouse later divorce (or their marriage is annulled), then the former spouse will be treated as having pre deceased the Participant for purposes of interpreting a beneficiary designation that was completed prior to the divorce or annulment; this provision will apply only if the Committee is informed of the divorce or annulment before payment to the former spouse is authorized.

(v)    Disclaiming. Any individual or legal entity who is a Beneficiary may disclaim all or any portion of his or her interest in the Plan, provided that the disclaimer satisfies the requirements of Code §2518(b) and applicable state law. The legal guardian of a minor or legally incompetent person may disclaim for such person. The personal representative (or the individual or legal entity acting in the capacity of the personal representative according to applicable state law) may disclaim on behalf of a Beneficiary who has died. The amount disclaimed will be distributed as if the disclaimant had predeceased the individual whose death caused the disclaimant to become a Beneficiary.
(g)    Administrative Delays in Payments. The Committee may delay any payment from this Plan for as short a period as is administratively necessary. For example, a delay may be imposed upon all payments from the Plan when there is a change of recordkeeper or trustee, and a delay may be imposed on payments to any recipient until they have provided the information needed for tax withholding and tax reporting, as well as any other information reasonably requested by the Committee. However, no delay may last long enough for the Plan to be considered a “pension plan” within the meaning of ERISA §3(2).
(h)    Technical Note. If a Participant or Beneficiary has a taxable year different from the calendar year, the deadlines under Article II shall be adjusted to the latest date, as specified in IRS guidance of general applicability, that would permit compliance with Code §409A.
(i)    Cash Payment and Withholding. All payments from the Plan will be made in cash. The Plan will withhold any taxes or other amounts that it is required to withhold pursuant to any applicable law. The Plan will also withhold any amounts (such as medical premiums) that the recipient authorizes the Plan or the Company to withhold.
(j)    Parachute Payments. Notwithstanding anything to the contrary, in the event that any payment or benefit received or to be received by a Participant (including, without limitation, any payment or benefit received in connection with a Change of Control or the termination of Participant’s employment after a Change of Control, whether pursuant to the terms of this Plan or any other plan, program, arrangement, or agreement) (all such payments and benefits received or to be received, together, the “Total Receipts”) would be subject (in whole or part), to any excise tax imposed under Code §4999 (the “Excise Tax”), then, after taking into account any reduction in the Total Receipts provided by reason of Code §280G in such other plan, program, arrangement, or agreement, the Company will reduce the payments and benefits comprising Total Receipts to the extent necessary, but only to the extent necessary, so that no portion of the Total Receipts is subject to the Excise Tax (but in no event to less than zero); provided, however, that the payments and benefits comprising Total Receipts will be reduced only if (a) the net amount of such Total Receipts, as so reduced (and after subtracting the net amount of federal, state, municipal, and local income and employment taxes on such reduced Total Receipts and after taking into account any phase-out of itemized deductions and personal exemptions attributable to such reduced Total Receipts), is greater than or equal to (b) the net amount of such Total Receipts without such reduction (but after subtracting the net amount of federal, state, municipal, and local income and employment taxes on such Total Receipts and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Receipts and after taking into account any phase-out of itemized deductions and personal exemptions attributable to such unreduced Total Receipts). In the case of a reduction in the payments and benefits comprising Total Receipts, the payments and benefits comprising Total Receipts will be reduced in the following order: (1) payments that are payable in cash that are valued at full value under Treasury Regulation §1.280G-1, Q&A24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (2) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A24(a), with the highest values reduced first (as such values are determined under Treasury Regulation §1.280G-1, Q&A 24), will next be reduced; (3) payments that are payable in cash that are valued at less than full value under Treasury Regulation §1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (4) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation §1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation §1.280G-1, Q&A 24), will next be reduced; and (5) all other non-cash benefits not otherwise described in clause (2) or (4) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (1) through (4) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Code §409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Code §409A as deferred compensation.
Section 4.    Administration.
(a)    Composition of the Committee.
(i)    Current. As of the 2019 Restatement Date, the Committee is comprised of the members of the Retirement Plan Advisory Committee.
(ii)    Before a Change of Control. Before a Change of Control, the board of directors of the Company shall appoint an administrative Committee consisting of no fewer than three individuals who may be, but need not be, Participants, officers, directors, or employees of the Company. The Company’s board of directors may remove Committee members at will. In the absence of any Committee members, the Company shall become the sole Committee member.
(iii)    After a Change of Control. This paragraph applies on and after the date of a Change of Control. The only individuals who are able to serve on the Committee after the date of the Change of Control are those who are not then employed by the Company, its successor, or any related legal entities. No Committee members may be added on or after the day of the Change of Control, except that, if the Committee is comprised solely of individuals, (A) the Committee may appoint a legal entity as a Committee member, who may generally resign by giving 60 days’ notice to the other Committee members, and (B) if the number of Committee members drops below three, the remaining member(s) may not resign until having appointed a legal entity or another individual as a Committee member. If all Committee members leave the Committee (if, for example, all Committee members die before the last one appoints a new Committee member or if the sole Committee member is a legal entity that goes out of business), the Committee shall automatically consist of the three Participants with the largest monthly payments from the Plan who are not then employed by the Company, its successor, or any related legal entities.
(iv)    Plan Administrator. The Committee is the Plan’s “administrator” within the meaning of ERISA §3(16)(A). The sole named fiduciaries of the Plan are the Committee and the trustees of any trusts from which Plan benefits may be paid.

(b)    Committee Duties. The Committee shall administer the Plan and shall have all discretion and powers necessary for that purpose, including, but not by way of limitation, full discretion and power to interpret the Plan, to determine the eligibility, status, and rights of all persons under the Plan and, in general, to decide any dispute and all questions arising in connection with the Plan. The Committee shall direct the Company, the trustee of any rabbi trust established to pay Plan benefits, or both, as the case may be, concerning payments in accordance with the provisions of the Plan. The Committee shall maintain all Plan records except records of any trust. The Committee shall publish, file, or disclose -- or cause to be published, filed, or disclosed -- all reports and disclosures required by federal or state laws. The Committee may authorize one or more of its members or agents to sign instructions, notices, and determinations on its behalf.
(c)    Organization of Committee. The Committee shall adopt such rules as it deems desirable for the conduct of its affairs and for the administration of the Plan. It may appoint agents (who need not be members of the Committee) to whom it may delegate such powers as it deems appropriate, except that any dispute shall be determined by the Committee. The Committee may make its determinations with or without meetings. It may authorize one or more of its members or agents to sign instructions, notices, and determinations on its behalf. If a Committee decision or action affects a relatively small percentage of Plan Participants including a Committee member, such Committee member will not participate in the Committee decision or action. The action of a majority of the disinterested Committee members constitutes the action of the Committee.
(d)    Indemnification. The Committee and all of the agents and representatives of the Committee shall be indemnified and saved harmless by the Company against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims judicially determined to be attributable to gross negligence or willful misconduct.
(e)    Agent for Process. The Company’s Vice President, General Counsel, and Secretary shall be the agents of the Plan for service of all process.
(f)    Determination of Committee Final. The decisions made by the Committee are final and conclusive on all persons.
(g)    No Bonding. Neither the Committee nor any committee member is required to give any bond or other security in any jurisdiction in connection with the administration of the Plan, unless the Company determines otherwise before a Change of Control or any applicable federal or state law so requires.
Section 5.    Terms of Plan; Termination.
This Plan is terminable at any time by the majority vote of the Incumbent Board upon six months’ prior written notice delivered to all Employees, provided that the Company or its successor shall be prohibited from terminating the plan, or delivering notice of termination of the Plan, after or within six months prior to a Change of Control.
Section 6.    Amendment.
This Plan can be amended at any time by the Company on the following conditions:

(a)    No amendment shall be adopted by the Company or its successor subsequent to the Effective Date, except to alleviate any material negative tax consequences to one or more actual or expected recipients of Plan benefits.
(b)    Immediately after adopting any amendment, the Company shall provide to Employees a written statement of this Plan, as amended, and no amendments shall be effective as to any Employee, until the Employee has received the statement. An Employee will be deemed to have received the written statement of the Plan if it is delivered in person or after 48 hours of dispatch by mail or other suitable means of delivery to the last known address of the Employee.
Section 7.    Other Plans and Contracts.
It is the intention of the Company that the benefits provided for in this Plan are in addition to, and not in lieu of any other rights, privileges or benefits to which the Employee may now or hereafter be entitled under any contract, arrangement, plan or other policy applicable to any Employee with the Company or any other employer, except the benefits suspended under the Company’s Termination Policy during the Benefit Period under this Plan.
Section 8.    Claims Procedure.
(a)    General. Each claim for benefits will be processed in accordance with the procedures established by the Committee. The procedures will comply with the guidelines specified in this section. Claims for reimbursement under the medical, dental, and vision plans, the employee assistance program, and claims for life insurance shall be determined under the procedures specified in those plans; however, this Plan’s procedures shall determine eligibility for continued participation in such plans. The Committee may delegate its duties under this section.
(b)    Representatives. A claimant may appoint a representative to act on his or her behalf. The Plan will only recognize a representative if the Plan has received a written authorization signed by the claimant and on a form prescribed by the Committee, with the following exceptions. The Plan will recognize a claimant’s legal representative, once the Plan is provided with documentation of such representation. If the claimant is a minor child, the Plan will recognize the claimant’s parent or guardian as the claimant’s representative. Once an authorized representative is appointed, the Plan will direct all information and notification regarding the claim to the authorized representative and the claimant will be copied on all notifications regarding decisions, unless the claimant provides specific written direction otherwise.
(c)    Extension of Deadlines. The claimant may agree to an extension of any deadline that is mentioned in this section that applies to the Plan. The Committee or the relevant decision-maker may agree to an extension of any deadline that is mentioned in this section that applies to the claimant.
(d)    Fees. The Plan may not charge any fees to a claimant for utilizing the claims process described in this section.
(e)    Filing a Claim. A claim is made when the claimant files a claim in accordance with the procedures specified by the Committee. Any communication regarding benefits that is not made in accordance with the Plan’s procedures will not be treated as a claim.

(f)    Initial Claims Decision. The Plan will decide a claim within a reasonable time up to 90 days after receiving the claim. The Plan will have a 90-day extension, but only if the Plan is unable to decide within 90 days for reasons beyond its control, the Plan notifies the claimant of the special circumstances requiring the need for the extension by the 90th day after receiving the claim, and the Plan notifies the claimant of the date by which the Plan expects to make a decision.
(g)    Notification of Initial Decision. The Plan will provide the claimant with written notification of the Plan’s full or partial denial of a claim, reduction of a previously approved benefit, or termination of a benefit. The notification will include a statement of the reason(s) for the decision; references to the plan provision(s) on which the decision was based; a description of any additional material or information necessary to perfect the claim and why such information is needed; a description of the procedures and deadlines for appeal; a description of the right to obtain information about the appeal procedures; and a statement of the claimant’s right to sue.
(h)    Appeal. The claimant may appeal any adverse or partially adverse decision. To appeal, the claimant must follow the procedures specified by the Committee. The appeal must be filed within 60 days of the date the claimant received notice of the initial decision. If the appeal is not timely and properly filed, the initial decision will be the final decision of the Plan. The claimant may submit documents, written comments, and other information in support of the appeal. The claimant will be given reasonable access at no charge to, and copies of, all documents, records, and other relevant information.
(i)    Appellate Decision. The Plan will decide the appeal of a claim within a reasonable time of no more than 60 days from the date the Plan receives the claimant’s appeal. The 60-day deadline will be extended by an additional 60 days, but only if the Committee determines that special circumstances require an extension, the Plan notifies the claimant of the special circumstances requiring the need for the extension by the 60th day after receiving the appeal, and the Plan notifies the claimant of the date by which the Plan expects to make a decision. If an appeal is missing any information from the claimant that is needed to decide the appeal, the Plan will notify the claimant of the missing information and grant the claimant a reasonable period to provide the missing information. If the missing information is not timely provided, the Plan will deny the claim. If the missing information is timely provided, the 60-day deadline (or 120-day deadline with the extension) for the Plan to make its decision will be increased by the length of time between the date the Plan requested the missing information and the date the Plan received it.
(j)    Notification of Decision. The Plan will provide the claimant with written notification of the Plan’s appellate decision (positive or adverse). The notification of any adverse or partially adverse decision must include a statement of the reason(s) for the decision; reference to the plan provision(s) on which the decision was based; a description of the procedures and deadlines for a second appeal, if any; a description of the right to obtain information about the second-appeal procedures; a statement of the claimant’s right to sue; and a statement that the claimant is entitled to receive, free of charge and upon request, reasonable access to and copies of all documents, records, and other information relevant to the claim.
(k)    Arbitration. The claimant and the Plan may voluntarily enter into a binding arbitration to resolve any claim, in which case (i) the Plan and/or Company pays all the arbitration fees and costs, (ii) the Plan agrees that any statute of limitations or other defense based on timeliness is tolled during the time between the date the claimant completes and submits the forms that begin the arbitration process and the date of the arbitrator’s decision (which will only apply if the claimant files suit after receiving an adverse decision from the arbitrator), and (iii) the Plan provides the claimant, upon request, sufficient information relating to the arbitration to enable the claimant to make an informed judgment about whether to submit the dispute to arbitration, including a statement that the claimant’s decision to choose or not choose arbitration will have no effect on the claimant’s rights to any other benefits under the Plan, and information about the applicable rules, the claimant’s right to representation, the process for selecting the arbitrator, and the circumstances, if any, that may affect the arbitrator’s impartiality.
Section 9.    Distributions Due Infants or Incompetents.
If any person entitled to a distribution under the Plan is an infant, or if the Committee determines that any such person is incompetent by reason of physical or mental disability, whether or not legally adjudicated as incompetent, the Committee has the power to cause the distributions becoming due to such person to be made to another for his or her benefit, without responsibility of the Committee to see to the application of such distributions. Distributions made pursuant to such power will operate as a complete discharge of the Company, the trustee, the Plan, and the Committee.
Section 10.    Use and Form of Words.
When any words are used herein in the masculine gender, they are to be construed as though they were also used in the feminine gender in all cases where they would so apply, and vice versa. Whenever any words are used herein in the singular form, they are to be construed as though they were also used in the plural form in all cases where they would so apply, and vice versa.
Section 11.    Inalienability of Benefits.
Except for disclaimers under Section 3(f)(v), no Participant or Beneficiary has the right to assign, alienate, pledge, transfer, hypothecate, encumber, or anticipate his or her interest in any benefits under the Plan, nor are the benefits subject to garnishment by any creditor, nor may the benefits under the Plan be levied upon or attached. The preceding sentence does not apply to the enforcement of a federal tax levy made pursuant to Code §6331, the collection by the United States on a judgment resulting from an unpaid tax assessment, or any debt or obligation that is permitted to be collected from the Plan under federal law (such as the Federal Debt Collection Procedures Act of 1977).
Section 12.    Applicable Law.
This Plan shall be interpreted to have been made in the State of Texas and the laws of the State of Texas shall control.
Dated July 29, 2019, effective as of the 2019 Restatement Date.

APACHE CORPORATION
ATTEST:

/s/Rajesh Sharma            By:    /s/ Dominic J. Ricotta
Rajesh Sharma                Dominic J. Ricotta
Corporate Secretary                Vice President